UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 27, 2016

MATCH GROUP, INC.

(Exact name of registrant as specified in charter)

Delaware	001-37636	26-4278917
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8300 Douglas Avenue, Suite 800, Dallas, TX	75225
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (214) 576-9352

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2016, Gregory R. Blatt, Chairman and Chief Executive Officer of Match Group, Inc. (“Match Group”), entered into a new employment agreement with Match Group.   A summary of the key terms of Mr. Blatt’s new arrangement is set forth below.

Term:  The agreement provides for a scheduled term of one year from the effective date (April 27, 2016) and provides for automatic renewals for successive one year terms absent written notice from Match Group or Mr. Blatt ninety days prior to the expiration of the then-current term.

Compensation:  During the term, Mr. Blatt will receive an annual base salary of $1,000,000 and will be eligible for discretionary annual bonuses.

Severance:  Upon a termination of Mr. Blatt’s employment by Match Group without “cause” (and other than by reason of death or disability), Mr. Blatt’s resignation for “good reason”, subject to the execution and non-revocation of a release and compliance with the restrictive covenants set forth below: (i) Mr. Blatt shall be entitled to salary continuation for 12 months, subject to offset, and (ii) all Match Group equity awards and equity awards issued by any Match Group subsidiary or its parent that are outstanding on the date of termination and that would have vested during the six months following his date of termination, assuming that all such awards vested on a monthly basis, will vest on the termination date.  In addition, upon a termination of Mr. Blatt’s employment for any reason other than for cause, all vested options shall remain exercisable for 18 months following the termination date.

Restrictive Covenants.  Pursuant to his agreement, Mr. Blatt is bound by a covenant not to compete with Match Group during the term of his employment and for twelve months thereafter and by covenants not to solicit Match Group’s employees or business partners during the term of his employment and for eighteen (18) months thereafter.  In addition, Mr. Blatt has agreed not to use or disclose any confidential information of Match Group or its affiliates and to be bound be customary covenants relating to proprietary rights and the related assignment of such rights.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATCH GROUP, INC.

By:	/s/ GARY SWIDLER
Name:	Gary Swidler
Title:	Chief Financial Officer

Date:  May 2, 2016